                                                                  EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


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

                                                                                                                        SIMON
                                                                                                                       PROPERTY
                                                                                                                        GROUP
                                             SIMON DeBARTOLO GROUP, L.P.             SIMON PROPERTY GROUP, L.P.    (the Predecessor)
                                         --------------------------------------  --------------------------------- -----------------
                                         For the six months                                         For the period  For the period
                                           ended June 30,       For the year ended December 31,      December 20,    January 1 to
                                         ------------------  --------------------------------------  to December       December
                                           1998      1997      1997      1996      1995      1994     31, 1993         19, 1993
                                         --------  --------  --------  --------  --------  -------- -------------- -----------------
Earnings:
  Income before extraordinary
   items and preferred distributions...  $ 88,638  $ 91,475  $220,434  $134,663  $101,505   $60,308   $ 8,707          $  6,912

  Add:
    Minority interest in income of
      majority owned subsidiaries......     3,596     2,225     5,270     4,300     2,681     3,759        58             3,558

    Distributed income from
      unconsolidated entities..........     6,910    12,240    15,619     5,538     6,214     5,795        --             6,076

  Fixed charges........................   215,343   141,095   322,685   210,913   154,159   154,580     3,690           161,856
  Less:
    Income from unconsolidated
      entities.........................     2,295    (1,377)   (8,690)   (4,060)   (5,140)   (1,034)      (43)            1,091

    Interest capitalized...............    (6,197)   (4,396)  (11,932)   (5,831)   (1,515)   (1,586)       --               (86)
                                         --------  --------  --------  --------  --------  --------   -------          --------
Earnings...............................  $310,585  $241,262  $543,386  $345,523  $257,904  $221,822   $12,412          $179,407
                                         ========  ========  ========  ========  ========  ========   =======          ========
Fixed Charges:
  Portion of rents representative of
    the interest factor................     2,257     1,705     3,732     2,900     2,420     2,087        37             1,491
  Interest on indebtedness
    (including amortization of debt
     expense)..........................   206,889   134,994   307,021   202,182   150,224   150,907     3,653           160,279
  Interest capitalized.................     6,197     4,396    11,932     5,831     1,515     1,586        --                86
                                         --------  --------  --------  --------  --------  --------   -------          --------
Fixed Charges..........................  $215,343  $141,095  $322,685  $210,913  $154,159  $154,580   $ 3,690          $161,856
                                         ========  ========  ========  ========  ========  ========   =======          ========
Ratio of Earnings to Fixed Charges.....      1.44      1.71      1.68      1.64      1.67      1.43      3.36              1.11
                                         ========  ========  ========  ========  ========  ========   =======          ========
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